Exhibit 10.5
EQUITY COMMITMENT AGREEMENT
TRICO SHIPPING AS
(the Issuer)
TRICO SUPPLY AS
(the Subscriber)
AND
WILMINGTON TRUST FSB
(the Collateral Agent)
Oslo • Bergen • London • Singapore • Shanghai • Kobe

This equity commitment agreement (the “Agreement”) is made on October 30, 2009 between:
(1)	Trico Shipping AS, Stoltenberggata 1, 5527 Haugesund, Norway, organisation number 976 854 020 (the “Issuer”);

(2)	Trico Supply AS, Stoltenberggata 1, 5527 Haugesund, Norway, organisation number 976 853 938 (the “Subscriber”); and

(3)	Wilmington Trust FSB, a federal savings bank duly organized under the laws of the United States of America, in its capacity as collateral agent (together with any successor thereto in such capacity, the “Collateral Agent”) for the holders of the Secured Obligations (as defined in that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent (as defined herein), the Trustee (as defined therein), the Working Capital Facility Agent (as defined therein), the Issuer and the Guarantors (as defined therein), as amended, modified or restated from time to time (the “Collateral Agency and Intercreditor Agreement”).
WHEREAS:
(A)	Concurrently with the execution of this Agreement, the Issuer is entering into the Indenture and the Working Capital Facility Agreement (each as defined in the Collateral Agency and Intercreditor Agreement).

(B)	The Subscriber is the parent company of the Issuer, and owns all of the share capital of the Issuer (the “Shares”).

(C)	The Subscriber and the Issuer wish to help ensure that the Issuer is able to fulfill its obligations under the Indenture and the Working Capital Facility Agreement.

(D)	The Subscriber is obligated hereunder and by the Secured Documents (as defined in the Collateral Agency and Intercreditor Agreement) to pledge any new Shares acquired by the Subscriber pursuant to this Agreement as security for the Secured Obligations.
THE PARTIES HEREBY AGREES AS FOLLOWS:
     1. Commitment to Subscribe and Issue
The Subscriber hereby commits and undertakes to subscribe for newly issued Shares, or make contributions to the Issuer with a corresponding increase in the par value of the Issuer’s share capital, in the aggregate amount of up to USD 240 million (the “Maximum Amount”) for a period of five years from the date of this Agreement, in accordance with the provisions of this Agreement.

2

The Issuer hereby commits and undertakes to take all actions required to give effect to this Agreement, including to ensure issuance of any new Shares to the Subscriber or to increase the par value of its share capital in accordance with the provisions of this Agreement.
The Subscriber, being the sole shareholder of the Issuer, hereby commits and undertakes to take all actions and resolve all resolutions, and to cause the board of directors of the Issuer to take all actions and resolve all resolutions, necessary to give effect to this Agreement, including to issue any new Shares or increase the par value of the Issuer’s share capital in accordance with the provisions of this Agreement.
     2. Subscription/Contribution
          a. Scheduled Subscriptions/Contributions
On the terms and subject to the conditions set forth herein, the Subscriber shall, on the fifteenth day of each calendar month during the term of this Agreement or, if such day is not a Business Day (as defined herein), the next succeeding Business Day (each a “Scheduled Subscription Date”), (i) subscribe for Shares with an aggregate subscription price of USD 5,000,000 or (ii) take all necessary corporate actions to make a contribution to the Share capital of the Issuer in an aggregate amount of USD 5,000,000 (such subscription or contribution, the “Scheduled Subscription”). As soon as possible after the receipt by the Issuer of the Scheduled Subscription on each Scheduled Subscription Date, the Issuer shall (i) in the case of a Share subscription, issue new Shares to the Subscriber in the amount of the Scheduled Subscription or (ii) in the case of a capital contribution to the Issuer, take appropriate steps to reflect the Scheduled Subscription as an increase in the par value of the Issuer’s share capital. As used herein, “Business Day” means any day except a Saturday, Sunday or other day on which banks in Norway are authorized by law to close.
Notwithstanding the above, if, during each day in the five Business Day period beginning five Business Days prior to the end of any month commencing January 1, 2011, the Issuer has a minimum of $30 million in cash or Cash Equivalents (as defined in the Indenture), which is not “restricted cash” as such term is used in the Issuer’s financial statements, available in its deposit accounts, then the Scheduled Subscription scheduled to occur on the Scheduled Subscription Date of the following month shall only occur at the Issuer’s sole option (and the Issuer shall provide notice to the Subscriber by 9:00 a.m. Norwegian time on the Scheduled Subscription Date if it is exercising its option to require the Subscriber to make a Scheduled Subscription on such date).
          b. Demand Subscriptions/Contributions
At the Issuer’s sole option upon five Business Days’ notice (each a “Demand Subscription Date”) to the Subscriber, the Issuer may require the Subscriber to subscribe for Shares having an aggregate subscription price, or take all necessary corporate actions to make a contribution to the Share capital of the Issuer, in an amount not to exceed USD 1,000,000 in any month (such subscription or contribution, the “Demand Subscription”). As soon as possible after the receipt by the Issuer of any Demand Subscription, the Issuer shall (i) in the case of a Share subscription, issue new Shares to the Subscriber in the amount of such Demand Subscription or (ii) in the case of a capital contribution to the Issuer, take appropriate steps to reflect such Demand Subscription as an increase in the par value of the Issuer’s share capital. Any

Demand Subscription shall be in addition to the Scheduled Subscriptions, and participation in any Demand Subscriptions shall not affect in any way the obligation of the Subscriber to participate in the Scheduled Subscriptions, and vice versa; provided, however, in no event shall the aggregate amount of all Scheduled Subscriptions and Demand Subscriptions made by the Subscriber pursuant to this Agreement exceed the Maximum Amount.
At the Issuer’s sole option, with respect to any Scheduled Subscription or Demand Subscription, the Issuer may increase the par value of the existing Shares held by the Subscriber in lieu of issuing new Shares to the Subscriber; provided that such increase in par value results in the Issuer receiving the same amount of cash from the Subscriber as if the Issuer had issued new Shares to the Subscriber.
     3. Subscription Price
The subscription price per share for new Shares shall be an amount in cash equal to the greater of (a) the fair market value per share of the new Shares as determined by the Issuer and (b) the par value per share of the new Shares, and the Subscriber shall pay the aggregate subscription price on a Scheduled Subscription Date (in the case of a Scheduled Subscription) or on a Demand Subscription Date(in the case of a Demand Subscription).
Following subscription of new Shares or completion of the required actions to increase the par value of the Shares, the funds paid by the Subscriber shall be immediately available for full use by the Issuer when paid by the Subscriber, regardless of whether the new Shares have been issued or registered or any change in par value of existing Shares has been registered in the Norwegian Register for Business Enterprises. The Issuer and Subscriber undertake to ensure that required resolutions are made to fulfil this obligation.
     4. Condition for subscription
It is a condition for participation by the Subscriber in any Scheduled Subscription or Demand Subscription that the Subscriber or any of its subsidiaries (other than the Issuer or the Issuer’s subsidiaries) have available cash or cash equivalents (which are not “restricted cash” of the Subscriber) sufficient to fund such Scheduled Subscription or Demand Subscription and which cash may be lawfully made available to the Subscriber for the purposes of this Agreement.
     5. Resolutions and subscription of shares
The Issuer and the Subscriber shall ensure that valid corporate resolutions to issue new Shares or reflect an increase in the par value of the Issuer’s share capital in connection with Scheduled Subscriptions or Demand Subscriptions to the Subscriber are adopted no later than the Business Day immediately preceding a Scheduled Subscription Date or a Demand Subscription Date.
     6. Registration of share capital
The Issuer shall ensure that any increase of its share capital is duly registered in the Register of Business Enterprises as promptly as practicable after subscription and payment has occurred. The Issuer shall use commercially reasonable efforts to seek speedy process with the Register of Business Enterprises to the extent possible.

The Issuer shall, promptly after the registration of any increase in its share capital, update its shareholder register.
     7. Pledge
Simultaneously with the registration of any new Shares issued to the Subscriber in the shareholders register, the Issuer and the Subscriber shall take appropriate actions to ensure that a pledge over all of the Shares issued under any Scheduled Subscription or Demand Subscription are registered with the Collateral Agent, as agent and representative of and on behalf of and for the benefit of the Secured Parties (as defined in the Collateral Agency and Intercreditor Agreement) to secure payment and performance in full of all Secured Obligations. Confirmation of registration of pledge shall be sent to the Collateral Agent promptly after such registration.
Notwithstanding the foregoing, any such pledge shall not be required if and to the extent such pledge would cause (i) the Issuer to become subject to the reporting requirements under the United States Securities Exchange Act of 1934, as amended, or (ii) the financial statements of the Issuer to be filed with the United States Securities and Exchange Commission (or any other governmental agency) pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X under the United States Securities Act of 1933, as amended (or any other law, rule or regulation).
     8. Amendments to the Agreement
This Agreement may not be amended without the prior written consent of the Collateral Agent, the Issuer and the Subscriber.
     9. Notices
Notices under this Agreement shall be deemed validly given
i    if to the Issuer or to the Subscriber, to:
Trico Shipping AS
c/o Trico Marine Services, Inc.
10001 Woodloch Forest Drive
Suite 610
The Woodlands, TX 77380
Contact person: Rishi Varma, General Counsel
Telefax: (281) 203-5701
E-mail: rvarma@tricomarine.com

with a copy to:
Trico Marine Services, Inc.
10001 Woodloch Forest Deive
Suite 610
The Woodlands, TX 77380
Contact person: Stephen Morrell, Treasurer
Telefax: (281) 203-5701
E-mail: smorrell@tricomarine.com

with a copy to:

Bartlit Beck Herman Palenchar & Scott, LLP
1899 Wynkoop Street, 8th floor
Denver, CO 80202
Attn: Polly Swartzfager
Phone: (303) 592-3175
Fax: (303) 592-3140

ii if to the Collateral Agent to:
Wilmington Trust FSB, as Collateral Agent
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attn: Peter Finkel
Phone: (612) 217-5629
Fax: (612) 217-5651

with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn: Martin F. Conniff
Phone: (212) 309-6000
Fax: (212) 309-6001
The Issuer, the Subscriber and the Collateral Agent, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices.
     10. Term
The term of this Agreement shall commence on the date hereof and continue until the earlier of (i) payment in full of the Secured Obligations, and (ii) payment of subscriptions and/or contributions by the Subscriber to the Issuer in an aggregate amount equal to the Maximum Amount.
     11. Conflict
The Collateral Agency and Intercreditor Agreement and the Secured Documents shall be supplemental to this Agreement. If there is a conflict between the provisions of this Agreement and those contained in the Collateral Agency and Intercreditor Agreement and/or the Secured Documents, then (to the extent permitted by law) the provisions of the Collateral Agency and Intercreditor Agreement and/or the Secured Documents shall take priority over the provisions of this Agreement.
     12. Governing law and jurisdiction
This Agreement shall be governed by and construed in accordance with Norwegian law and be subject to the non-exclusive jurisdiction of the Norwegian courts with Oslo district court as the non-exclusive legal venue.
*****

This Agreement has been prepared in 3 originals, whereof the parties have received one each.

Trico Shipping AS		Trico Supply AS

/s/ Gerald A. Gray		/s/ Rishi A. Varma

Name: Gerald A. Gray Title: Managing Director		Name: Rishi A. Varma Title: Chairman of the Board

Wilmington Trust FSB, as Collateral Agent

/s/ Peter Finkel

Name: Peter Finkel Title: Vice President